April 2010 Amendment No. 1 dated April 29, 2010 to Preliminary Terms No. 372 dated April 27, 2010 Registration Statement No. 333-156423 Filed pursuant to Rule 433
INTEREST RATE STRUCTURED PRODUCTS
Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index
As further described below, interest will accrue during the fifteen-year term of the notes (i) in Year 1: at a rate of 11.00% per annum and (ii) in Years 2 to maturity: subject to our redemption right, for each quarterly interest payment period at a variable rate that will not exceed 12.00% per annum. This variable rate will be reduced below 11.00% per annum if 65% of 3-month LIBOR is less than the weighted average SIFMA municipal swap index, and increased above 11.00% per annum if 65% of 3-month LIBOR is greater than the weighted average SIFMA municipal swap index, and the extent of any such reduction or increase will be 12 times leveraged, subject to the minimum interest rate of 0.00% per annum and the maximum interest rate of 12.00% per annum. Accordingly, the notes provide the opportunity to receive an above-market interest rate in Year 1 in exchange for the risk that in Years 2 to maturity the per annum interest rate is substantially less than 11.00% and could be 0.00%. As more fully described herein, the relationship between LIBOR and the SIFMA municipal swap index depends on a variety of factors, including effective tax rates and the tax-exempt status of, and supply and demand for, municipal securities. We have the right to redeem the notes beginning on May 5, 2011, and each quarter thereafter. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	April , 2010
Original issue date:	May 5, 2010 ( business days after the pricing date)
Maturity date:	May 5, 2025
Interest accrual date:	May 5, 2010
Principal protection:	100%
Interest:
Original issue date to but excluding May 5, 2011: 11.00% per annum
May 5, 2011 to but excluding the maturity date or any earlier redemption date (the “floating interest rate period”):
For each interest payment period, a variable rate per annum equal to:
11.00% + (leverage factor * LIBOR/AvgSIFMA spread)
If 65% of the LIBOR reference rate is less than the average SIFMA index during the floating interest rate period, the interest rate will be less than 11.00% and, due to the leverage factor, may be 0.00%.
Interest during the floating interest rate period is subject to the maximum interest rate of 12.00% and the minimum interest rate of 0.00%.

LIBOR/AvgSIFMA spread:
65% times LIBOR reference rate minus average SIFMA index. The LIBOR/AvgSIFMA spread will be negative if 65% of the LIBOR reference rate is less than the average SIFMA index. A negative LIBOR/AvgSIFMA spread during the floating interest rate period will reduce the interest payable on the notes.

Leverage factor:	12
Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each February 5, May 5, August 5 and November 5, beginning August 5, 2010; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest determination dates:
For each interest payment period during the floating interest rate period, the LIBOR reference rate applicable to such interest payment period will be determined on the second London banking day prior to the interest reset date at the start of such interest payment period, while the average SIFMA index for such interest payment period will be determined on the business day prior to the interest payment date at the end of such interest payment period. Accordingly, during the floating interest rate period, you will not know the interest rate applicable to any interest payment period until the last day of that interest payment period.

Interest reset dates:	Each February 5, May 5, August 5 and November 5, beginning May 5, 2011
SIFMA index:	The Securities Industry and Financial Markets Association (“SIFMA”) Municipal Swap Index. Please see “Additional Provisions—SIFMA Index—SIFMA Municipal Swap Index” on page 3 below.
Average SIFMA index:
Weighted average level of the SIFMA index during the then-current interest payment period.
If the SIFMA index is discontinued or is not reported on any SIFMA index reset date (as defined below), the value will be determined in accordance with the SIFMA index fallback provisions described herein.

Redemption:
Beginning May 5, 2011, we have the right to redeem the notes on any redemption date and pay to you 100% of the stated principal amount of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 5 business days before the redemption date specified in the notice.

Redemption dates:	Each February 5, May 5, August 5 and November 5, beginning May 5, 2011.
Business day:	New York
Terms continued on the following page
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Note	100%	%	%
Total	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of     % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated December 23, 2008     Prospectus dated December 23, 2008
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index

Terms continued from previous page:
LIBOR reference rate:	3-Month USD-LIBOR-BBA. Please see “Additional Provisions—LIBOR Reference Rate—3-Month LIBOR” on page 3 below.
Maximum interest rate:	12.00% per annum in any quarterly interest payment period.
Minimum interest rate:	0.00% per annum
Day-count convention:	30/360
Specified currency:	U.S. dollars
CUSIP:	61745EE80
ISIN:	US61745EE802
Book-entry or certificated note:	Book-entry

The Notes

The notes offered are debt securities of Morgan Stanley. During the floating interest rate period, the base interest rate of 11.00% per annum will be reduced for any quarterly interest payment period if 65% of 3-month LIBOR is less than the weighted average SIFMA Municipal Swap Index and will be increased for any quarterly interest payment period if 65% of 3-month LIBOR is greater than the weighted average SIFMA Municipal Swap Index and the extent of any such reduction or increase will be 12 times leveraged, subject to the minimum interest rate of 0.00% per annum and the maximum interest rate of 12.00% per annum. We refer to 65% of 3-month LIBOR less the average SIFMA index as the “LIBOR/AvgSIFMA spread.” If the LIBOR/AvgSIFMA spread for any interest payment period is less than or equal to -0.91667%, due to the leverage factor the notes will not accrue any interest during that interest payment period. Any positive LIBOR/AvgSIFMA spread (meaning that 65% of the LIBOR reference rate is greater than the average SIFMA index) greater than 0.08333% will not result in an interest rate on the notes greater than 12.00% per annum. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described herein. All payments on the notes, including repayment of principal, are subject to the credit risk of Morgan Stanley.

The relationship between LIBOR and the SIFMA Municipal Swap Index depends on a variety of factors, including effective tax rates and the tax-exempt status and creditworthiness of, and supply and demand for, the tax-exempt securities included in the index, which we refer to as municipal securities. Since municipal securities are generally exempt from federal taxation and state taxation in the state of issuance, the interest rates on municipal securities have historically tended to be lower than the interest rates on taxable investments, including LIBOR.

As a general matter, the tax-exempt status of municipal securities is more attractive to investors in times of higher effective tax rates as investors assess the untaxed return on those securities as compared to the after-tax return on taxable investments. Absent other factors, interest rates on municipal securities tend to be lower relative to taxable interest rates in times of higher effective tax rates since higher taxes result in a lower after-tax return on taxable investments. In times of lower effective tax rates, the opposite occurs and tax exempt interest rates have tended to rise in comparison to interest rates on taxable investments. However, many other factors, including changes to the tax exempt status of municipal securities at the federal or state level, supply and demand for municipal securities, perceptions of lower creditworthiness of municipal securities compared to other debt securities and “yield compression” (the tendency of taxable and tax-exempt interest rates to converge as the rates decline in absolute terms), affect the relationship between tax-exempt and taxable interest rates. For example, despite the tax benefits of municipal securities, the SIFMA Municipal Swap Index level is currently only slightly below the LIBOR reference rate and consequently is significantly higher than 65% of the LIBOR reference rate. See “Historical Information” on page 4 below. For more information generally on the risks associated with an investment linked to the relationship between the LIBOR reference rate and the SIFMA Municipal Swap Index, see “Risk Factors” on page 8 below.

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes. The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price. In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction. See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

April 2010	Page 2

Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index

Additional Provisions

SIFMA Index

SIFMA Municipal Swap Index

The SIFMA Municipal Swap Index (the “SIFMA index”) is The Securities Industry and Financial Markets Municipal Swap Index, which is produced by Municipal Market Data (“MMD”), a Thompson Financial Services company. The SIFMA Municipal Swap Index is a seven-day high grade market index comprised of tax-exempt variable-rate demand obligations from MMD’s database of variable-rate demand obligation issuances. The SIFMA Municipal Swap Index level is the non-weighted average of the weekly rates of various variable-rate demand obligations issued included in the SIFMA Municipal Swap Index. The SIFMA Municipal Swap Index is an indicator of the short term borrowing costs of high grade tax-exempt municipalities and other tax-exempt entities.

The SIFMA Municipal Swap Index level is published on Thursday of each week (or any other single day of the week specified by SIFMA (or its successor) on which the SIFMA Municipal Swap Index values are reported, as determined by the calculation agent), or if such Thursday (or other day) is not a U.S. government securities business day, the next succeeding U.S. government securities business day (each such date of publication, a “SIFMA index reset date”). If no value for the SIFMA index is reported on any SIFMA index reset date, the value will be determined in accordance with “—SIFMA Index Fallback Mechanics” below.

The average SIFMA index for any interest payment period during the floating interest rate period shall be the weighted average level of the SIFMA index during the then-current interest payment period, based on the number of calendar days each level is in effect during the related interest payment period.

SIFMA Index Fallback Mechanics

If, on any SIFMA index reset date, MMD has discontinued production of the SIFMA Municipal Swap Index and MMD or another entity produces a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the SIFMA Municipal Swap Index, then the value of the SIFMA Municipal Swap Index will be determined by reference to the value of that index (such index being referred to herein as a “successor index”). If MMD discontinues production of the SIFMA Municipal Swap Index and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the value of the SIFMA Municipal Swap Index, the value to be substituted for the index for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the SIFMA Municipal Swap Index prior to any such discontinuance.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which SIFMA recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

LIBOR Reference Rate

3-Month LIBOR

“LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities – Floating Rate Debt Securities” and “– Base Rates” with an index maturity of 3 months and an index currency of US dollars and as displayed on Reuters Page LIBOR01.

April 2010	Page 3

Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index

Historical Information

65% of LIBOR Reference Rate and Average SIFMA Index and LIBOR/AvgSIFMA spread

The following graphs set forth (i) the historical LIBOR reference rate and the historical average SIFMA index for the period from January 1, 2000 to April 28, 2010, (ii) 65% of the historical LIBOR reference rate and the historical average SIFMA index for the period from January 1, 2000 to April 28, 2010 and (iii) the historical LIBOR/AvgSIFMA spread for each day the period from January 1, 1995 to April 28, 2010 (the “historical period”), determined as if each day in the historical period was the last day of a hypothetical 90-day interest payment period during the floating interest rate period and the applicable interest determination date for the LIBOR reference rate was the 92nd day prior to such day. None of the historical LIBOR reference rate, historical average SIFMA index or the historical LIBOR/AvgSIFMA spread should be taken as an indication of their future performance. We cannot give you any assurance that LIBOR/AvgSIFMA spread will be positive (meaning that 65% of the LIBOR reference rate is greater than the average SIFMA index) so that the 11.00% per annum base interest rate will not be reduced on a leveraged basis or that you will receive more than the 11.00% per annum base interest rate during the floating interest rate period. We obtained the information in the graphs below from Bloomberg Financial Markets without independent verification.

The graph below shows the relationship between the LIBOR reference rate and the average SIFMA index before giving effect to the adjustment to 65% of the LIBOR reference rate that underlies the notes.
Historical Performance of Average SIFMA Index and LIBOR Reference Rate January 1, 2000 to April 28, 2010

The graph below gives effect to the adjustment to 65% of the LIBOR reference rate and compares that rate to the average SIFMA index.

Historical Performance of Average SIFMA Index and 65% of LIBOR Reference Rate January 1, 2000 to April 28, 2010

April 2010	Page 4

Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index

The graph below shows the SIFMA/LIBOR spread as if each day were the last day of a hypothetical interest payment period and therefore measures the LIBOR reference rate on the interest determination date at the start of such hypothetical interest payment period against the average SIFMA index as determined on the interest determination date at the end of such interest payment period.

Historical Performance of LIBOR/AvgSIFMA spread January 1, 1995 to April 28, 2010

* The shaded area in the graph indicates when the LIBOR/AvgSIFMA spread was between 0.08333% and -0.91667% during the historical period. During the floating interest rate period, a negative LIBOR/AvgSIFMA spread will result in an interest rate that is less than 11.00% per annum and a positive LIBOR/AvgSIFMA spread will result in an interest rate that is greater than 11.00% per annum and the extent of that increase or reduction will be leveraged 12 times, subject to the minimum interest rate and the maximum interest rate. You will receive 0% interest to the extent that the LIBOR/AvgSIFMA spread is -0.91667% or lower and 12.00% interest to the extent that the LIBOR/AvgSIFMA spread is 0.08333% or higher.

Historical period
Total number of days in historical period	5,597
Number of days LIBOR/AvgSIFMA spread was greater than or equal to 0.00%	2,452
Number of days LIBOR/AvgSIFMA spread was less than 0.00%	3,145
Number of days LIBOR/AvgSIFMA spread was less than or equal to -0.91667%	73
Average LIBOR/AvgSIFMA spread in historical period	-0.0131%

The historical performance shown above is not indicative of future performance. The LIBOR/AvgSIFMA spread may be negative for one or more specific interest payment periods during the floating interest rate period and, moreover, the LIBOR/AvgSIFMA spread is currently, and may in the future remain, negative. See “Risk Factors—Yield Risk—The Amount Of Interest Payable On The Notes Is Uncertain And Could Be 0%” on page 8.

If the LIBOR/AvgSIFMA spread is less than or equal to -0.91667% in the applicable interest payment period, you will not receive any interest for the related interest payment period. Moreover, during the floating interest rate period, even if LIBOR/AvgSIFMA spread is positive for an interest payment period, you will not receive any interest above the maximum interest rate.

In addition, whether you receive any quarterly interest payments after May 5, 2011 depends on whether we elect to exercise our redemption right. It is more likely that we will redeem the notes prior to their stated maturity date if the base rate of 11.00% is not reduced sufficiently due to a negative LIBOR/AvgSIFMA spread such that the amount of interest payable on the notes is greater than instruments of a comparable maturity and credit rating trading in the market. If the notes are redeemed prior to their stated maturity date, you will receive no further interest payments. See “Risk Factors—Yield Risk—Early Redemption Risk” on page 10.

April 2010	Page 5

Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index

Hypothetical Examples

The examples below illustrate how the payment on the notes is calculated for a quarterly interest payment period during the floating interest rate period. The actual interest payments will depend on the actual LIBOR/AvgSIFMA spread for each interest payment period.

Example 1: The LIBOR/AvgSIFMA spread is positive.

Hypothetical LIBOR reference rate	=	1.20%
Hypothetical average SIFMA index	=	0.50%
LIBOR/AvgSIFMA spread	=	(65% x LIBOR reference rate) – average SIFMA index
	=	(65% x 1.20%) – 0.50%
	=	0.28%
Interest rate for the interest payment period	=	11.00% + (12 x LIBOR/AvgSIFMA spread), subject to the maximum interest rate of 12.00%
		11.00% + (12 x 0.28%)
	=	11.00% + 3.36%, which is greater than the maximum interest rate
	=	12.00% per annum
Payment for the interest payment period	=	stated principal amount x (interest rate x 90/360)
	=	$1,000 x 3.00%
	=	$30.00

Quarterly payment for interest payment period = $30.00

In this example, 65% of the LIBOR reference rate is greater than the average SIFMA index such that the LIBOR/AvgSIFMA spread is greater than 0.08333%. However, the interest rate for the interest payment period is 12.00% due to the maximum interest rate. Accordingly, the quarterly payment for the interest payment period is capped at $30.00.

Example 2: The LIBOR/AvgSIFMA spread is negative.

Hypothetical LIBOR reference rate	=	0.20%
Hypothetical average SIFMA index	=	0.95%
LIBOR/AvgSIFMA spread	=	(65% x LIBOR reference rate) – average SIFMA index
	=	(65% x 0.20%) – 0.95%
	=	-0.82%
Interest rate for the interest payment period	=	11.00% + (12 x LIBOR/AvgSIFMA spread), subject to the maximum interest rate of 12.00%
	=	11.00% + (12 x -0.82%)
	=	11.00% – 9.84%
	=	1.16% per annum
Payment for the interest payment period	=	stated principal amount x (interest rate x 90/360)
	=	$1,000 x 0.2900%
	=	$2.90

Quarterly payment for interest payment period = $2.90

In this example, 65% of the LIBOR reference rate is less than the average SIFMA index, such that the LIBOR/AvgSIFMA spread is negative. Due to the leverage factor, the interest rate for the interest payment period is 1.16% per annum (which is 9.84% less than the base rate) even though the LIBOR/AvgSIFMA spread is only -0.82%. Accordingly, the quarterly payment for the interest payment period is $2.90.

April 2010	Page 6

Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index

Hypothetical Quarterly Interest Payments

The table below presents examples of hypothetical interest that would accrue on the notes during the floating interest rate period. The table illustrates that since the maximum rate of interest applicable to the notes is fixed at 12.00% per annum in any quarterly interest payment period, the leveraged exposure to the LIBOR/AvgSIFMA spread cannot increase the interest rate payable during the floating interest rate period above 12.00% per annum. The interest rate will be reduced if the LIBOR/AvgSIFMA spread is negative, and this reduction could be significant even if the difference is small due to the leverage factor of 12. If the LIBOR/AvgSIFMA spread is less than or equal to -0.91667%, due to the leverage factor the notes will not accrue any interest during that interest payment period. Any increase of the LIBOR/AvgSIFMA spread will not result in a interest rate on the notes greater than 12.00% per annum.

The hypothetical interest payments set forth in the table below are for illustrative purposes only and do not reflect the actual interest payments applicable to a purchaser of the notes. The actual interest payments will depend on the actual LIBOR/AvgSIFMA spread for each interest payment period. The applicable interest rate for each interest payment period will be determined on a per annum basis but will apply only to that interest payment period. Whether or not you would receive interest at the hypothetical interest rates below would depend on whether or not we determine to exercise our redemption right prior to the interest payment period in which such interest rates would take effect.

The shaded band in the middle of the table below shows a range of possible interest rates payable if the LIBOR/AvgSIFMA spread is between 0.08333% and -0.91667% and corresponds with the shaded area between the bolded lines in the historical table of the LIBOR/AvgSIFMA spread on page 5 above.

Example	LIBOR/Avg SIFMA spread	Leverage Factor x LIBOR/AvgSIFMA spread	Hypothetical Interest Rate (per annum)	Hypothetical Quarterly Interest Payment
1	0.50%	6.00%	12.00%	$30.00
2	0.40%	4.80%	12.00%	$30.00
3	0.30%	3.60%	12.00%	$30.00
4	0.20%	2.40%	12.00%	$30.00
5	0.10%	1.20%	12.00%	$30.00
6	0.08333%	1.00%	12.00%	$30.00
7	0.05%	0.60%	11.60%	$29.00
8	0.00%	0.00%	11.00%	$27.50
9	-0.05%	-0.60%	10.40%	$26.00
10	-0.10%	-1.20%	9.80%	$24.50
11	-0.20%	-2.40%	8.60%	$21.50
12	-0.30%	-3.60%	7.40%	$18.50
13	-0.40%	-4.80%	6.20%	$15.50
14	-0.50%	-6.00%	5.00%	$12.50
15	-0.60%	-7.20%	3.80%	$9.50
16	-0.70%	-8.40%	2.60%	$6.50
17	-0.80%	-9.60%	1.40%	$3.50
18	-0.90%	-10.80%	0.20%	$0.50
19	-0.91667%	-11.00%	0.00%	$0.00
20	-1.00%	-12.00%	0.00%	$0.00
21	-1.10%	-13.20%	0.00%	$0.00
22	-1.20%	-14.40%	0.00%	$0.00
23	-1.30%	-15.60%	0.00%	$0.00
24	-1.40%	-16.80%	0.00%	$0.00
25	-1.50%	-18.00%	0.00%	$0.00

April 2010	Page 7

Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in LIBOR reference rate, fluctuations in the SIFMA index, and other events that are difficult to predict and beyond the issuer’s control. This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Yield Risk

▪
The Amount Of Interest Payable On The Notes Is Uncertain And Could Be 0%. During the floating interest rate period, the base interest rate of 11.00% per annum will be reduced for any quarterly interest payment period if 65% of the LIBOR reference rate is less than the weighted average SIFMA municipal swap index and will be increased for any quarterly interest payment period if 65% of the LIBOR reference rate is greater than the weighted average SIFMA municipal swap index and the extent of any such reduction or increase will be 12 times leveraged, subject to the minimum interest rate of 0.00% per annum and the maximum interest rate of 12.00% per annum. If the LIBOR/AvgSIFMA spread is less than or equal to -0.91667%, then, due to the leverage factor, the notes will not accrue any interest during that interest payment period. Any positive LIBOR/AvgSIFMA spread will not result in a interest rate on the notes greater than 12.00% per annum for any quarterly interest payment period. Accordingly, you will not benefit from any LIBOR/AvgSIFMA spread that is greater than 0.08333%. If the LIBOR/AvgSIFMA spread is negative (meaning that 65% of the LIBOR reference rate is less than the average SIFMA index), the interest rate for the relevant interest payment period will decrease from the base interest rate and, due to the leverage factor, may be 0%. The LIBOR/AvgSIFMA spread may become negative even if both the LIBOR reference rate and the average SIFMA index increase during the floating interest payment period. It is possible that the interest rate for the notes may be 0% for most or all of the interest payment periods. As a result, the effective yield on the notes may be less than what would be payable on conventional, fixed-rate redeemable notes of the issuer of comparable maturity. The interest payments on the notes and return of the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The LIBOR/AvgSIFMA spread Is Leveraged. In calculating the interest rate for any interest payment period, the LIBOR/AvgSIFMA spread will be leveraged by a factor of 12. Accordingly, the LIBOR/AvgSIFMA spread only needs to be less than or equal to -0.91667% in an interest payment period before the interest rate will be set equal to 0% for that interest payment period. On the other hand, since the maximum interest rate is 12.00% per annum, you will not benefit from the upside leverage for any LIBOR/AvgSIFMA spread that is greater than 0.08333%. Since the maximum interest rate of 12.00% per annum for any quarterly period is substantially closer to the 11.00% per annum base interest rate than the minimum interest rate of 0%, the leverage factor will have significantly more scope to reduce the interest rate from the base interest rate than to increase the interest rate above the base interest rate.

▪
The Amount Of Interest Payable On The Notes In Any Quarter Is Capped. The interest rate on the notes for each quarterly interest payment period during the floating interest rate period is capped for that quarter at the maximum interest rate of 12.00% per annum (equal to a maximum quarterly interest payment of $30.00 for each $1,000 stated principal amount of notes). Accordingly, you will only receive 12.00% per annum interest for any given full year during the floating interest rate period if the LIBOR/AvgSIFMA spread is greater than or equal to 0.08333% for each quarter.

April 2010	Page 8

Senior Floating Rate Notes due 2025
Callable Notes Linked to the Difference Between LIBOR and the SIFMA Municipal Swap Index

▪
There Are Various Factors Affecting The LIBOR/AvgSIFMA spread. The interest rate for any particular interest payment period during the floating interest rate period will depend on the LIBOR/AvgSIFMA spread. If the LIBOR/AvgSIFMA spread is negative on any relevant interest reset date, the interest rate for such interest payment period will be less than 11.00%, and due to the leverage factor, may be 0%. There are various factors that can affect the LIBOR/AvgSIFMA spread by affecting the relative levels of the LIBOR reference rate and the SIFMA index. These include:

•
Marginal tax rates: As the SIFMA index represents the rate payable on tax-exempt variable rate demand obligations, decreases in the marginal tax rate may increase the SIFMA index (reflecting the reduced after-tax benefits of the tax-exempt variable rate demand obligations included in the SIFMA Municipal Swap Index), which could turn the LIBOR/AvgSIFMA spread negative (as the SIFMA index converges towards, or exceeds, 65% of the LIBOR reference rate) and consequently, decrease the interest rate payable on the notes.

•
Tax-exempt status of municipal securities: Changes in the tax-exempt status of municipal securities may also impact the LIBOR/AvgSIFMA spread. If the tax-exempt status of municipal securities were to be removed, reduced or otherwise adversely impacted, the SIFMA index would likely increase, converging toward the non-tax-exempt LIBOR reference rate. This, in turn, could turn the LIBOR/AvgSIFMA spread negative and consequently, decrease the interest rate payable on the notes including to zero.

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Tax treatment of comparable securities: Changes in tax laws that grant non-municipal securities more favorable tax treatment may decrease the LIBOR/AvgSIFMA spread by impacting market demand for and pricing of municipal securities.

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Supply and demand for municipal securities; creditworthiness of municipal securities; remarketing practices: Any actual or anticipated decline in the creditworthiness of issuers of municipal securities, especially in relation to the perceived creditworthiness of corporate issuers, any changes in the remarketing practices for variable rate demand obligations or technical trading factors may increase the SIFMA index and thereby negatively impact the LIBOR/AvgSIFMA spread leading to a reduced interest rate. For example, during the recent financial crisis many investors engaged in a “flight to quality” by buying government securities due to the perceived greater creditworthiness of government securities compared to corporate securities. This increased demand generally reduced the interest rates applicable to municipal securities and thereby reduced the SIFMA index, which would have adversely affected the interest payable on the notes, and we can provide no assurance that this flight to quality will not be repeated during the 15-year term of the notes. Aside from changes in the tax law, such demand and supply movements could derive from fragmentation in the market for municipal securities, uncertainty with respect to the rights of holders of municipal securities and illiquidity generally in the market.

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The absolute level of interest rates (yield compression): As market interest rates in general decrease, municipal securities may become subject to decreasing demand (as the positive tax effects of holding tax-exempt municipal securities decline on a relative basis) and increasing supply (as municipal issuers seek to exploit low interest rates by issuing more securities). This demand and supply imbalance could increase the SIFMA index and accordingly, decrease the LIBOR/AvgSIFMA spread or take it negative and consequently, decrease the interest rate payable on the notes, including to zero.

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Changes To Government Policy Are Likely To Apply Over Multiple Interest Payment Periods. Government policy changes which may impact the LIBOR/AvgSIFMA spread, such as marginal tax rate changes, the tax status of municipal securities and official interest rate positions, are likely to apply for time frames that extend over more than one interest payment period, meaning that any adverse policy changes would be likely to affect the interest rate that applies to the notes in more than one interest payment period.

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Early Redemption Risk. The issuer retains the option to redeem the notes on any interest payment date on or after May 5, 2011, which is the start of the floating interest rate period. It is more likely that the issuer will redeem the notes prior to their stated maturity date to the extent that the LIBOR/AvgSIFMA spread during the term of the notes results in an amount of interest payable that is greater than instruments of a comparable maturity and credit rating trading in the market. If the notes are redeemed prior to their stated maturity date, you will receive no further interest payments and you may have to re-invest the proceeds in a lower rate environment.

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The Historical Performance Of The LIBOR Reference Rate and Average SIFMA Index Are Not An Indication Of Their Future Performance.  The historical performance of the LIBOR reference rate and average SIFMA index should not be taken as an indication of their future performance during the term of the notes. Changes in the LIBOR reference rate and average SIFMA index will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. The LIBOR/AvgSIFMA spread is currently negative and there can be no assurance that the LIBOR/AvgSIFMA spread will be positive for any interest payment period during the floating interest rate period. Furthermore, the historical performance of the LIBOR reference rate and average SIFMA index do not reflect the return the notes would have had because they do not take into account each others’ performance, the leverage factor or our redemption right.

SIFMA Index Specific Risk

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Investing In The Notes Is Not Equivalent To Investing In The SIFMA Municipal Swap Index And Interest On The Notes Is Not Tax-Exempt. Investing in the notes is not equivalent to investing in tax-exempt municipal securities and you will have no rights or interest in any municipal securities. Any interest which is paid on the notes will not be tax-exempt.

Issuer Risk

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Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, redemption dates and at maturity and therefore investors are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

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The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in the LIBOR reference rate and the average SIFMA index, (ii) volatility of the LIBOR reference rate and the average SIFMA index, (iii) changes in other interest and yield rates available in the market, (iv) geopolitical conditions and economic, financial, political and regulatory or judicial events (including changes in marginal income tax rates or events affecting the tax-exempt status of municipal securities) that may affect the LIBOR reference rate or average SIFMA index, (v) any actual or anticipated changes in our credit ratings or credit spreads, and (vi) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. These and other factors, including the fact that the interest rate applicable to the notes for any interest payment period during the floating interest rate period will not be known until the last day of that interest payment period, can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the level of the LIBOR/AvgSIFMA

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spread is negative during the floating interest rate period, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

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The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that will be included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

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The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited. The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

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The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Notes. They Also Expect To Hedge The Issuer’s Obligations Under The Notes. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interests rates generally or each of the components making up the LIBOR/AvgSIFMA spread specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

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The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Determinations made by the calculation agent, including with respect to the LIBOR reference rate, the average SIFMA index and the selection of a successor index, may adversely affect the payout to you on the notes. See “Additional Provisions—SIFMA Index Fallback Mechanics.”

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Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on May 5, 2010, which will be the          scheduled business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of     % for each note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on April 29, 2010, the “comparable yield” would be a rate of 5.771% per annum, compounded quarterly; however, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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